UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): March 21, 2006

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 21, 2006, sanofi-aventis and Bristol-Myers Squibb Company (the “Company) issued a joint press release announcing that they have reached an agreement subject to certain conditions with Apotex Inc. and Apotex Corp. to settle the patent infringement lawsuit pending between the parties in the U.S. District Court for the Southern District of New York. The lawsuit relates to the validity of a composition of matter patent for clopidogrel bisulfate, a medicine made available in the United States by sanofi-aventis and the Company as PLAVIX®. The trial in the lawsuit had previously been scheduled to begin in June 2006. As a result of the agreement, the Court has now suspended the trial date pending the possible finalization of the proposed settlement.

The agreement is subject to certain conditions, including antitrust review and clearance by the Federal Trade Commission and state attorneys general. There is a significant risk that required antitrust clearance will not be obtained. In such event, the proposed settlement would be terminated, and the litigation would be reinstated in the same Court. If the litigation were reinstated, sanofi-aventis and the Company intend to vigorously pursue patent enforcement of their patent rights in PLAVIX®.

It is not possible at this time reasonably to assess the outcome of this lawsuit or the timing of potential generic competition for PLAVIX®. Apotex announced in January 2006 that it had received final approval of its aNDA for clopidogrel bifulfate from the FDA. As a result, if the litigation were reinstated, Apotex could launch a generic clopidogrel at risk.

A copy of the press release is attached to this report as Exhibit 99.1. Also attached to this report as Exhibit 99.2 is supplemental information posted on the Company’s website at www.bms.com.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

99.1	Press release, dated March 21, 2006

99.2	Supplemental information posted on Bristol-Myers Squibb Company’s website at www.bms.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bristol-Myers Squibb Company
Date: March 21, 2006
	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated March 21, 2006

99.2	Supplemental information posted on Bristol-Myers Squibb Company’s website at www.bms.com